HomeStreet Declares Cash Dividend

SEATTLE – March 28, 2013 – HomeStreet, Inc. (“the Company”) (NASDAQ:HMST) announced today that its board of directors has approved a cash dividend of $0.11 per common share, payable on or about April 22, 2013 to shareholders of record as of the close of business on April 11, 2013. This is the first dividend paid by the Company since it completed its initial public offering in February 2012.
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“We are very pleased to be able to pay a dividend to our shareholders,” said Vice Chairman and CEO Mark K. Mason. “Assuming our continued success, we anticipate continuing to declare dividends going forward.”
Concurrently, HomeStreet Bank (“the Bank”), a wholly owned subsidiary of HomeStreet, Inc., will pay a dividend of $3.5 million to the Company. This will be the first dividend distribution from the Bank to the Company since 2007.

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About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in Washington, Oregon, Idaho, Hawaii and California. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. The information contained or linked through our web site is not incorporated into, and does not form a part of, this release.
Certain statements set forth in this release are “forward looking statements” within the meaning of the Securities Exchange Act of 1934. These statements represent management’s current expectations based on circumstances known as of the date of this release, and are subject to various risks and uncertainties. In particular, readers should not construe the special dividend as indicative of future dividend policies, and any such dividends will be contingent upon, among other things, the adequacy of our revenues from operations, cash flow and financial condition, as well as our compliance with various restrictions arising under banking laws and regulations and under the terms of our trust preferred securities. Other factors that may pose risks to our operations in general, and to the payment of dividends in particular, are set forth in the section of our Annual Report on Form 10-K entitled “Risk Factors.” Readers should note that the statements in this release are accurate as of the date hereof, and we cannot undertake to update these statements as of a future date.

HomeStreet, Inc.
Terri Silver, VP, Investor Relations & Corporate Communications
206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com

Source: HomeStreet, Inc.